Exhibit 10.6

Execution Version

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is dated as of May 3, 2018 and effective as of the Effective Time (as defined herein) (this “Agreement”) and is by and between KKR Management LLC, a Delaware limited liability company (the “Indemnitee”), and KKR & Co. L.P., a Delaware limited partnership (the “Partnership”), which will convert to KKR & Co. Inc., a Delaware corporation (the “Corporation”), as of the Effective Time.  Terms used but not defined herein shall have the meanings assigned to such terms in the Certificate of Incorporation of the Corporation, dated as of May 3, 2018 and effective as of the Effective Time (the “Certificate of Incorporation”).  For the avoidance of doubt, the rights and obligations of the Partnership under this Agreement shall be the rights and obligations of the Corporation at the Effective Time.

WITNESSETH

WHEREAS, as of the Effective Time, which is currently anticipated to occur at 12:01 a.m. (Eastern Time) on July 1, 2018, the Partnership will convert to the Corporation under the laws of the State of Delaware, resulting in certain changes to its governance structure (the “Conversion”);

WHEREAS, prior to the Conversion, the Indemnitee has conducted, directed and managed all activities of the Partnership as the general partner of the Partnership and has been furnished rights to indemnification and advancement of expenses by the Partnership in such capacity;

WHEREAS, upon the effectiveness of the Conversion, the Indemnitee will become the Class B Stockholder of the Corporation and, in such capacity, will have the power to take and/or authorize the taking of certain actions with respect to the business and affairs of the Corporation;

WHEREAS, the Corporation will continue to derive benefits from the involvement of the Indemnitee’s members and officers in the business and affairs of the Corporation; and

WHEREAS, in order to replicate as closely as possible the rights to indemnification and advancement of expenses that the Indemnitee had in its capacity as general partner of the Partnership immediately prior to the Conversion, and for other good and valuable consideration, the Partnership desires to provide the Indemnitee with adequate protection against the risks of claims and actions against it arising out of its actions with respect to the Corporation through rights to indemnification and advancement of expenses.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows.

Section 1.  Indemnification.

(a)       To the fullest extent permitted by law, but subject to the limitations expressly provided for in this Agreement, the Indemnitee shall be indemnified and held harmless by the Corporation on an after tax basis from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which the Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee (as such term is defined in the Certificate of Incorporation) or by reason of any action alleged to have been taken or omitted in such capacity, whether arising from alleged acts or omissions to act occurring on, before or after the date of this Agreement; provided, that, the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by an arbitral tribunal or a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud or willful misconduct.  Notwithstanding the preceding sentence, except as otherwise provided in Section 3(e) of this Agreement, the Corporation shall be required to indemnify the Indemnitee in connection with any claim, demand, action, suit or proceeding (or part thereof) commenced by the Indemnitee only if (x) the commencement of such claim, demand, action, suit or proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors or (y) there has been a final and non-appealable judgment entered by an arbitral tribunal or a court of competent jurisdiction determining that such person was entitled to indemnification by the Corporation.  The indemnification of the Indemnitee (by reason of its status as an Indemnitee identified in clause (e) of the definition of Indemnitee in the Certificate of Incorporation) shall be secondary to any and all indemnification to which the Indemnitee is entitled from, firstly, the relevant other person, and from, secondly, the relevant Fund (if applicable), and will only be paid to the extent the primary indemnification is not paid and the proviso set forth in the first sentence of this Section 1(a) does not apply; provided, that, such other person and such Fund shall not be entitled to contribution or indemnification from or subrogation against the Corporation, unless otherwise mandated by applicable law.  If, notwithstanding the foregoing sentence, the Corporation makes an indemnification payment or advances expenses to the Indemnitee entitled to primary indemnification, the Corporation shall be subrogated to the rights of the Indemnitee against the person or persons responsible for the primary indemnification. “Fund” means any fund, investment vehicle or account whose investments are managed or advised by the Corporation (if any) or an Affiliate thereof.

(b)       The indemnification provided by this Agreement shall be in addition to any other rights to which the Indemnitee may be entitled (i) under the Certificate of Incorporation and any agreement, (ii) under any policy of insurance, (iii) pursuant to any vote of the holders of Outstanding Designated Stock entitled to vote on such matter, (iv) as a matter of law, or (v) in equity or otherwise, in each such case, with respect to actions in the Indemnitee’s capacity as an Indemnitee (as such term is defined in the Certificate of Incorporation) and actions in any other capacity, and shall continue as to the Indemnitee if it has ceased to own Class B Common Stock.

Section 2.  Advance Payment of Expenses.  To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by the Indemnitee in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Corporation prior to a final and non-appealable determination that the Indemnitee is not entitled to be indemnified upon receipt by the Corporation of an undertaking by or on behalf of the Indemnitee to repay such amount if it ultimately shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Agreement.  Notwithstanding the foregoing, the Indemnitee shall qualify for advances upon the execution and delivery to the Corporation of this Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced (without interest) to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation.  No other form of undertaking shall be required other than the execution of this Agreement.

Section 3.  Procedure for Indemnification and Advancement of Expenses; Notification and Defense of Claim.

(a)          Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit, claim or proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Corporation hereunder, notify the Corporation in writing of the commencement thereof.  The failure to promptly notify the Corporation of the commencement of the action, suit, claim or proceeding, or the Indemnitee’s request for indemnification, will not relieve the Corporation from any liability that it may have to the Indemnitee hereunder, except to the extent the Corporation is actually prejudiced in its defense of such action, suit, claim or proceeding as a result of such failure.  To obtain indemnification or an advancement of expenses under this Agreement, the Indemnitee shall submit to the Corporation a written request therefor, including such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to enable the Corporation to determine whether and to what extent the Indemnitee is entitled to indemnification and advancement of expenses.

(b)          With respect to any action, suit, claim or proceeding of which the Corporation is so notified, as provided in this Agreement, the Corporation, if appropriate, shall be entitled to assume and control the defense of such action, suit, claim or proceeding, with counsel reasonably acceptable to the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so, and the Indemnitee shall cooperate with the Corporation in such defense as reasonably requested by the Corporation.  After delivery of such notice (but subject to such approval of counsel by the Indemnitee and the retention of such counsel by the Corporation), the Corporation will not be liable to the Indemnitee under this Agreement for any fees of counsel subsequently incurred by the Indemnitee with respect to the same action, suit, claim or proceeding; provided, that, (1) the Indemnitee shall have the right to employ the Indemnitee’s own counsel in such action, suit, claim or proceeding at the Indemnitee’s expense and (2) if (i) the employment of counsel by the Indemnitee at the Corporation’s expense has been previously authorized in writing by the Corporation, or (ii) counsel to the Indemnitee shall have reasonably concluded (evidenced by written notice to the Corporation setting forth the basis for and explanation of such conclusion) that there likely exists a conflict of interest or position, or reasonably believes that such a conflict is likely to arise, on any significant issue between the Corporation and the Indemnitee in the conduct of any such defense, then the fees and expenses of the Indemnitee’s separate counsel shall be at the expense of the Corporation, except as otherwise expressly provided by Section 1 of this Agreement, and the Corporation shall not control the defense of such action, suit, claim or proceeding to the extent of such conflict of interest.  The Corporation shall not be entitled, without the written consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall in accordance with clause (2)(ii) of the proviso in the immediately preceding sentence have delivered requisite notice regarding the conclusion referred to in such clause.

(c)          To the fullest extent permitted by law and subject to the other provisions of this Agreement, the Corporation’s assumption of the defense of an action, suit, claim or proceeding in accordance with Section 3(b) will constitute an irrevocable acknowledgement by the Corporation that any loss and liability suffered by the Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of the Indemnitee actually and reasonably incurred in connection therewith are indemnifiable by the Corporation under Section 1 of this Agreement (including, to the fullest extent permitted by law, that the Indemnitee has met all applicable standards of conduct).

(d)          The determination whether to grant the Indemnitee’s request shall be made promptly and in any event within 30 days following the Corporation’s receipt of a request for indemnification in accordance with Section 3(a).  If the Corporation determines that the Indemnitee is entitled to such indemnification or the Corporation has acknowledged such entitlement, the Corporation shall make payment to the Indemnitee of the indemnifiable amount within such 30 day period.  If the Corporation has not so acknowledged such entitlement or the Corporation’s determination of whether to grant the Indemnitee’s indemnification request has not been made within such 30 day period, the requisite determination of entitlement to indemnification shall nonetheless be deemed to have been made and the Indemnitee shall be entitled to such indemnification, subject to Section 5, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under law.

(e)          In the event that (i) the Corporation determines in accordance with this Section 3 that the Indemnitee is not entitled to indemnification under this Agreement, (ii) the Corporation denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within 30 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 30 day period, (iv) a request for advancement of expenses is not paid in full within 30 days after such request was received by the Corporation, or (v) the Corporation or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, the Indemnitee shall be entitled to seek an adjudication by, and the Indemnitee’s entitlement to such indemnification or advancement of expenses shall be settled by, a court of competent jurisdiction.  Alternatively, the Indemnitee, at the Indemnitee’s option, may seek an award in arbitration in accordance with Section 15. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing the Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in such arbitration or court shall also be indemnified by the Corporation to the fullest extent permitted by law.

(f)           The Indemnitee shall be presumed to be entitled to indemnification and advancement of expenses under this Agreement upon submission of a request therefor in accordance with Section 1 or Section 2 of this Agreement, as applicable, and this Section 3.  The Corporation shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of expenses unless the Corporation overcomes such presumption by clear and convincing evidence.

Section 4.  Insurance.  The Corporation may purchase and maintain insurance on behalf of the Indemnitee against any liability that may be asserted against, or expense that may be incurred by, the Indemnitee in connection with the Corporation’s activities or the Indemnitee’s activities with respect to the Corporation, regardless of whether the Corporation would have the power to indemnify the Indemnitee against such liability under the provisions of this Agreement.

Section 5.  Limitation on Indemnification.

(a)          For purposes of this Agreement, (i) the Corporation shall be deemed to have requested the Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Corporation also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; (ii) excise taxes assessed on the Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of this Agreement; and (iii) any action taken or omitted by the Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Corporation.

(b)          Any indemnification pursuant to this Agreement shall be made only out of the assets of the Corporation.  None of the stockholders of the Corporation or the members of the Class B Stockholder shall be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Corporation to enable it to effectuate such indemnification.  In no event may the Indemnitee subject any stockholder of the Corporation or any member of the Class B Stockholder to personal liability by reason of the rights to indemnification or advancement of expenses set forth in this Agreement.

(c)          The provisions of this Agreement are for the benefit of the Indemnitee and its heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other persons.

Section 6.  Certain Settlement Provisions.  The Corporation shall have no obligation to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit, claim or proceeding without the Corporation’s prior written consent (which may not be unreasonably withheld).  The Corporation shall not settle any action, suit, claim or proceeding in any manner that would impose any fine or other monetary obligation on the Indemnitee that is not fully indemnified by the Corporation or any equitable relief on the Indemnitee or includes an admission of wrongdoing by the Indemnitee, in each case without the Indemnitee’s prior written consent (which may not be unreasonably withheld).  To the extent the Corporation has assumed and controls the defense of any action, suit, claim or proceeding in accordance with this Agreement, the Indemnitee shall permit the Corporation to assume and control the settlement, negotiation or compromise of such action, suit, claim or proceeding, and the Indemnitee shall cooperate with the Corporation as reasonably requested by the Corporation in such settlement, negotiation or compromise.  The Indemnitee shall not settle, negotiate or compromise any action, suit, claim or proceeding indemnifiable under this Agreement without the Corporation’s prior written consent (which may not be unreasonably withheld).

Section 7.  Savings Clause. If any provision or provisions (or portion thereof) of this Agreement shall be invalidated on any ground by any arbitral tribunal or court of competent jurisdiction, then the Corporation shall nevertheless indemnify the Indemnitee if the Indemnitee was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, claim or proceeding (brought in the right of the Corporation or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of its status as an Indemnitee (as such term is defined in the Certificate of Incorporation), or by reason of any action alleged to have been taken or omitted in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit, claim or proceeding, including any appeals, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by law.

Section 8.  Contribution.  In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is finally settled by an arbitral tribunal or a court of competent jurisdiction to be unavailable to the Indemnitee in whole or in part, it is agreed that, in such event, the Corporation shall, to the fullest extent permitted by law, contribute to the payment of all of the Indemnitee’s loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of the Indemnitee in connection with any action, suit, claim or proceeding, including any appeals, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such settlement is due to any limitation on indemnification set forth in Section 5 or 6 hereof.

Section 9.  Form and Delivery of Communications.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand, mailed by certified or registered mail with postage prepaid, mailed for overnight delivery by reputable overnight courier or sent by email or facsimile transmission, upon receipt when confirmed that such transmission has been received.  Notice to the Corporation shall be sent to 9 West 57th Street, New York, New York 10019, Attention: General Counsel, facsimile: 212-750-0003, confirmation telephone number: 212-750-8300 (or at such other address or means of contact that the Corporation shall notify the Indemnitee in writing from time to time).  Notice to the Indemnitee shall be sent to 9 West 57th Street, New York, New York  10019, Attention: General Counsel, facsimile: 212-750-0003, confirmation telephone number: 212-750-8300 (or at such other address or means of contact that the Indemnitee shall notify the Corporation in writing from time to time).

Section 10.  Non-exclusivity.  The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, in any court in which a proceeding is brought, other agreements or otherwise, and the Indemnitee’s rights hereunder shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.  No amendment or alteration of the Certificate of Incorporation or any agreement shall adversely affect the rights provided to the Indemnitee under this Agreement.  Nothing in this Agreement shall be construed to limit the rights to indemnification and advancement of expenses available to the Indemnitee in  its capacity as an Indemnitee under the Third Amended and Restated Limited Partnership Agreement of the Partnership, dated as of June 20, 2016.

Section 11.  Interpretation of Agreement.  It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by law.

Section 12.  Entire Agreement.  This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement.

Section 13.  Modification and Waiver.  No supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 14.  Successor and Assigns.  All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.  The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. While the rights and obligations of the Partnership under this Agreement shall automatically become the rights and obligations of the Corporation at the Effective Time, following the Effective Time, the Corporation agrees to re-execute this Agreement in its name upon the request of the Indemnitee.

Section 15.  Arbitration.

(a)          Any and all disputes regarding the Indemnitee’s entitlement to indemnification or advancement of expenses that cannot be settled amicably, including any ancillary claims of any party arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including without limitation the arbitrability of any issue under this Agreement and the validity, scope and enforceability of this arbitration provision) may, at the Indemnitee’s option, be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce.  If the parties to the dispute fail to agree on the selection of an arbitrator within 30 days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment.  The arbitrator shall be a lawyer and shall conduct the proceedings in the English language.  Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.  Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials produced in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain.

(b)          Except with respect to any dispute regarding an Indemnitee’s entitlement to indemnification or advancement of expenses or related claims that may be settled in arbitration pursuant to Section 15(a), each party hereby (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce this Section 15 or any judicial proceeding ancillary to an arbitration or contemplated arbitration arising out of or relating to or concerning this Agreement), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding.

(c)          Notwithstanding any provision of this Agreement to the contrary, this Section 15 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et  seq.) (the “Delaware Arbitration Act”).  If, nevertheless, it shall be determined by an arbitral tribunal or court of competent jurisdiction that any provision or wording of this Section 15, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 15.  In that case, this Section 15 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 15 shall be construed to omit such invalid or unenforceable provision.

Section 16.  Governing Law.  This Agreement and any and all matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

Section 17.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart.

Section 18.  Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 19.  Effectiveness.  This Agreement shall be effective, and the provisions hereof shall become operative, upon the effectiveness of the Conversion (the “Effective Time”).

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This Agreement has been duly executed and delivered to be effective as of the Effective Time.

KKR MANAGEMENT LLC

By:	/s/ David J. Sorkin
Name: David J. Sorkin
Title: Secretary

KKR & CO. L.P.

By:	KKR Management LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Chief Financial Officer

[Signature Page to Indemnification Agreement]